UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

Jerrick Media Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2050 Center Avenue, Suite 640

Fort Lee, NJ 07024

(Address of principal executive offices)

(201) 258-3770

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement

Convertible Note Financing

On February 27, 2020, Jerrick Media Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor and current shareholder (the “Investor”), whereby the Company issued and sold to the Investor (i) a convertible promissory note (the “Note”) in the principal amount of $1,500,000 (including a $250,050 original issuance discount) and (ii) warrants to purchase 124,995 shares of the Company’s common stock, with an exercise price of $5.00 per share.

The Note matures on February 27, 2021 (the “Maturity Date”), bears interest at a rate of 12% per annum and is convertible into shares of the Company’s common stock (the “Conversion Shares”) at $4.50 per share, subject to adjustment (the “Conversion Price”); provided, however, that at any time after the date which is one hundred eighty (180) calendar days after the issuance date of the Note, the Conversion Price per share shall equal the lower of (i) $4.50 or (ii) 75% multiplied by the lowest traded price of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion. The Company is prohibited from effecting a conversion of the Note to the extent that, as a result of such conversion, the Investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon a conversion of the Note. The Note may be prepaid by the Company at any time prior to the first conversion date of the Note or the Maturity Date. The Note assumes, replaces and supersedes, in their entirety, the currently outstanding promissory notes held by the Investor, which have an aggregate principal amount of $485,000 (the “Previous Notes”). The total consideration received by the Company, net of the amount previously funded in connection with the Previous Notes, was approximately $764,950.

The foregoing description of the Purchase Agreement, the Note and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Purchase Agreement, Note and Warrant which are attached as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K, and are incorporated herein by reference.

Fifth Amendment to Loan and Security Agreement

As previously reported on October 11, 2019, the Company entered into a fourth amendment agreement to that certain June 2019 Loan Agreement, by and among the Company, the Investor and the another accredited investor (the “Fourth Amendment”), whereby the parties agreed to (i) increase the principal amount of the June 2019 Loan to $4,825,000; (ii) amend the provisions therein with regard to the ranking of security interests; (iii) amend the default interest rate in the event the principal amount of the June 2019 Loan is not repaid within six (6) months to fourteen and one-half percent (14.5%) per annum for a period of six months; (iv) to provide for the optional conversion of the June 2019 Loan into shares of common stock of the Company upon a Qualified Public Offering (as defined in the Fourth Amendment); and (v) the addition of certain covenants made by the Company.

On February 27, 2020, concurrent with the Purchase Agreement, the Company entered into a fifth amendment agreement to the June 2019 Loan Agreement (the “Fifth Amendment”), whereby the parties agreed to amend Section 2.6 of the June 2019 Loan Agreement and provide for: (i) an additional 10% of shares to be issued at the time of conversion in the event that the price per share (or unit, as applicable) of securities issued in a Qualified Public Offering (as such term is defined in the Fifth Amendment) is below $5.00; and (ii) provide for the acceleration of all outstanding interest due on the Loan upon the consummation of a Qualified Public Offering.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Fifth Amendment which is attached as Exhibit 10.4 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 3.02 by reference.

The securities represented by the Note, the June 2019 Loan Agreement, as amended by the Fifth Amendment, the Warrant or the shares of common stock issuable or exercisable thereunder, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and issued in reliance on the exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) thereof.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Fifth Amendment, dated February 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERRICK MEDIA HOLDINGS, INC.

Dated: March 3, 2020	By:	/s/ Jeremy Frommer
Jeremy Frommer Chief Executive Officer

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